UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 22, 2017
Date of Report
(Date of earliest event reported)

 WSFS Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35638	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File Number)	(IRS Employer Identification Number)

500 Delaware Avenue, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 792-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION
INFORMATION TO BE INCLUDED IN THE REPORT

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosures

On June 22, 2017, the Acting United States Attorney for the District of Delaware announced that a WSFS customer, Dr. Zahid Aslam, was charged by a federal grand jury on June 15, 2017, in a three-count indictment with conspiracy to commit bank fraud and making false statements on loan applications to WSFS and another financial institution. Charges have also been filed against Tae Kim, a WSFS Associate from 2013 to 2016 who was the relationship manager for Dr. Aslam, with whom he is charged with conspiring. WSFS continues to cooperate fully with all investigative authorities.

WSFS conducted a thorough investigation into this matter, which included a complete review of all loans originated by Mr. Kim while he was employed at WSFS. To date, the investigation has determined that the loan fraud scheme was isolated to Mr. Kim’s dealings with Dr. Aslam and that the loans were used to finance Dr. Aslam’s purchase of existing and ongoing medical businesses, which currently appear to be viable operating businesses.

As of May 31, 2017, WSFS’ total exposure to the customer in question was $4.8 million, which includes a $1.7 million exposure to an alleged nominee borrower. At the end of Q1 2017 and currently, these loan relationships were performing and considered in quarter-end loan loss reserve evaluations.

Although WSFS cannot predict whether it will ultimately incur losses in connection with this matter, it plans to pursue all available remedies to protect the Company’s interests and currently does not expect that this matter will have a material adverse effect on the Company. WSFS has provided notice to its insurance carriers in the event a loss occurs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

WSFS FINANCIAL CORPORATION

Date:	June 26, 2017	By:	/s/ Dominic C. Canuso
Dominic C. Canuso Executive Vice President and Chief Financial Officer